Exhibit 5.0

October 3, 2007

Mr. Sardar Biglari

Chairman and Chief Executive Officer

Western Sizzlin Corporation

416 South Jefferson Street, Suite 600

Roanoke, VA  24011

Re:	Registration Statement on Form S-3 (SEC File No. 333-144429)
Our File No. 15699.001

Dear Mr. Biglari:

We have acted as legal counsel for Western Sizzlin Corporation, a Delaware corporation (the “Company”), in connection with the Company’s preparation of the above referenced Registration Statement on Form S-3, as amended, filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) and the prospectus filed therewith (collectively, the “Form S-3”). The Form S-3 and the prospectus relate to the registration of 898,875 shares of the Company’s common stock and 1,797,750 subscription rights (as defined in the Form S-3).

In connection herewith, we have examined (i) the Form S-3, (ii) the Certificate of Incorporation, as amended, and the Bylaws, as amended, of the Company, (iii) the corporate minutes and proceedings of the Company applicable to the filing of the Form S-3, and (iv) such other proceedings, documents and records as we deemed necessary or appropriate for the purposes of making this opinion. In making such examinations, we have assumed the genuineness of all signatures on all documents and conformed originals to all copies submitted to us as conformed or photocopies. In addition to such examinations, we have ascertained or verified such additional facts as we deemed necessary or appropriate for purposes of this opinion. However, as to various questions of fact material to our opinion, we have relied upon representations, statements or certificates of officers, directors or representatives of the Company or others.

Based upon the foregoing, we are of the opinion that (i) the Company has been legally incorporated and is validly existing under the laws of the State of Delaware; (ii) the shares and the rights as contemplated by the Form S-3 have been duly authorized; (iii) upon distribution pursuant to the offering as described in the Form S-3, the rights will be validly issued; (iv) upon the issuance and sale of the shares against payment therefore upon exercise of rights, as described in the S-3, the shares will be validly issued, fully paid and non-assessable common stock of the Company; and (v) the rights are legal, valid and binding obligations, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally, and the fact that equitable remedies or relief (including, but not limited to, the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought.

We hereby consent to the filing of this opinion as an exhibit to the Form S-3 and to any references to our firm in the prospectus. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Cline, Williams, Wright, Johnson & Oldfather, L.L.P.

Cline, Williams, Wright, Johnson &

Oldfather, L.L.P.